Item 77I, Item 77Q1(a), Item 77Q1(d) and Item 77 Q1(e): Exhibits

ARTICLES SUPPLEMENTARY TO THE ARTICLES OF INCORPORATION, ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
AND ADDENDUMS TO MANAGEMENT AGREEMENTS

Articles Supplementary to the Articles of Incorporation of Lord Abbett Series Fund, Inc., a Maryland, executed on January 28, 2010, with an effective date of January 29, 2010 is hereby incorporated by reference to the Post-Effective Amendment No. 32 to the Corporation’s Registration Statement filed on February 1, 2010. The Articles Supplementary classified previously authorized but unclassified and unissued shares and newly authorized but unclassified and unissued shares to the four new portfolios (50,000,000 each) and an additional 150,000,000 to Bond-Debenture Portfolio.

Articles of Amendment to the Articles of Incorporation of Lord Abbett Series Fund, Inc., a Maryland, executed on April 1, 2010, with an effective date of May 1, 2010 is hereby incorporated by reference to the Post-Effective Amendment No. 33 to the Corporation’s Registration Statement filed on April 26, 2010. The Articles of Amendment changed the names and designations of certain Classes of the Corporation as set forth below:

“All Value Portfolio” to “Fundamental Equity Portfolio”;

“America’s Value Portfolio” to “Capital Structure Portfolio”;

“Large-Cap Core Portfolio” to “Classic Stock Portfolio”; and

“International Portfolio” to “International Opportunities Portfolio”

Each Addendum to Management Agreement dated May 1, 2010 for each of Developing Growth Portfolio, International Core Equity Portfolio, Total Return Portfolio and Value Opportunities Portfolio are hereby incorporated by reference to the Post-Effective Amendment No. 33 to the Corporation’s Registration Statement filed on April 26, 2010.